Exhibit 16.1


                          Durland & Company, CPA's, PA
                                   PO Box 1175
                              Palm Beach, FL 33480
                            (561) 881-9885 Telephone
                               (561) 881-9886 Fax



April 5, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:      Fabulous Fritas Corporation
         File No. 000-27006


     We have read the statements that Fabulous Fritas Corporation included under
Item 4 of the Form 8-K report expected to be filed on April 5, 2005 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4 or any other items.



Very truly yours,

/s/Stephen H Durland

Stephen H. Durland
for the Firm